UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Whiting Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

WHITING PETROLEUM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 6, 2014

Dear Stockholder:

The annual meeting of stockholders of Whiting Petroleum Corporation will be held on Tuesday, May 6, 2014, at 10:00 a.m., Mountain Time, in the Grand Hyatt Denver Capitol Peak Ballroom, located on the 38th floor at 555 17th Street, Denver, Colorado 80202, for the following purposes:

•	to elect two directors to hold office until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified;

•	to approve, by advisory vote, the compensation of our named executive officers as disclosed in the accompanying proxy statement;

•	to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2014; and

•	to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 11, 2014 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

Your vote is important no matter how large or small your holdings may be. To assure your representation at the annual meeting, please vote your shares over the Internet or via the toll-free telephone number as instructed in the Notice of Internet Availability of Proxy Materials. You also may request a printed proxy card to submit your vote by mail. You will not receive a printed copy of the proxy materials unless you request them as instructed in the Notice of Internet Availability of Proxy Materials.

For directions to the annual meeting, please write Bruce R. DeBoer, Corporate Secretary, Whiting Petroleum Corporation, 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300 or call (303) 837-1661.

By Order of the Board of Directors

WHITING PETROLEUM CORPORATION

Bruce R. DeBoer
Corporate Secretary

Denver, Colorado

March 24, 2014

WHITING PETROLEUM CORPORATION

1700 Broadway, Suite 2300

Denver, Colorado 80290-2300

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 6, 2014

The Board of Directors (the “Board”) of Whiting Petroleum Corporation is soliciting proxies for use at the annual meeting of stockholders to be held on Tuesday, May 6, 2014, at 10:00 a.m., Mountain Time, in the Grand Hyatt Denver Capitol Peak Ballroom, located on the 38th floor at 555 17th Street, Denver, Colorado 80202, and any adjournment or postponement thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

On or before March 24, 2014, we mailed to you and our other stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report on the Internet and to vote your shares over the Internet or by telephone. You will not receive a printed copy of the proxy materials unless you request them. If you would like to receive a printed copy of our proxy materials, including a printed proxy card on which you may submit your vote by mail, then you should follow the instructions for obtaining a printed copy of our proxy materials contained in the Notice of Internet Availability of Proxy Materials.

Submitting your proxy over the Internet, by telephone or by executing and returning a printed proxy card will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a stockholder who has submitted a proxy does not in itself revoke a proxy. Any stockholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to us in writing or in open meeting.

If you submit your proxy over the Internet or by telephone, or you request a printed proxy card and properly execute and return the proxy card by mail, then the persons named as proxies will vote the shares represented by your proxy according to your instructions. If you request a printed proxy card, and properly execute and return the proxy card by mail, but do not mark voting instructions on the proxy card, then the persons named as proxies will vote FOR the two nominees for election as directors referred to in this proxy statement, FOR approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014 and in accordance with the judgment of the persons named as proxies in the enclosed form of proxy on such other business or matters which may properly come before the Annual Meeting. Other than the election of two directors, the advisory vote on the compensation of our named executive officers as disclosed in this proxy statement and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014, the Board has no knowledge of any other matters to be presented for action by the stockholders at the Annual Meeting. However, if any other business or matters properly shall come before the Annual Meeting, then the persons named as proxies in the form of proxy will vote the shares represented by each proxy in accordance with their judgment on such matters.

Only holders of record of our common stock at the close of business on March 11, 2014 are entitled to vote at the Annual Meeting. On that date, 120,624,003 shares of our common stock were issued and entitled to vote, each of which is entitled to one vote per share.

ELECTION OF DIRECTORS

Our certificate of incorporation and by-laws provide that our directors are divided into three classes, with staggered terms of three years each. At the Annual Meeting, the stockholders will elect two directors to hold office until the 2017 annual meeting of stockholders and until their successors are duly elected and qualified. Shares of our common stock represented by executed but unmarked proxies will be voted in favor of the election as directors of the persons named as nominees in this proxy statement; provided that, if you hold shares of our common stock through a broker-dealer, bank nominee, custodian or other securities intermediary, the intermediary will not vote those shares for the election of any nominee for director unless you give the intermediary specific voting instructions on a timely basis directing the intermediary to vote for such nominee. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present), subject to our Majority Voting Policy. Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors.

Pursuant to our Majority Voting Policy, in the absence of a contested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation to the Chairman of the Board. The Nominating and Governance Committee of our Board (or, under certain circumstances, another committee appointed by the Board) will promptly consider that resignation and will recommend to the Board whether to accept the tendered resignation or reject it based on all relevant factors. The Board must then act on that recommendation no later than 90 days following the date of an Annual Meeting of Stockholders. Within four days of the Board’s decision, we must disclose the decision in a Current Report on Form 8-K filed with the Securities and Exchange Commission that includes a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation. The Majority Voting Policy is available in Appendix C to our Corporate Governance Guidelines on our website at www.whiting.com.

The following sets forth certain information, as of March 11, 2014, about the Board’s nominees for election at the Annual Meeting and each director whose term will continue after the Annual Meeting, including an account of their specific business experience; the names of publicly held and certain other corporations of which they also are, or have been within the past five years, directors; and a discussion of their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors.

Nominees for Election at the Annual Meeting for Terms to Expire at the 2017 Annual Meeting

D. Sherwin Artus, 76, has been a director of Whiting Petroleum Corporation since 2006. Mr. Artus joined Whiting Oil and Gas Corporation in January 1989 as Vice President of Operations and became Executive Vice President and Chief Operating Officer in July 1999. In January 2000, he was appointed President and Chief Executive Officer. Mr. Artus became Senior Vice President in January 2002 (upon the appointment of Mr. Volker as President and Chief Executive Officer) and retired from the Company in April 2006. Prior to joining Whiting, he was employed by Shell Oil Company in various engineering research and management positions. From 1974-1977, he was employed by Wainoco Oil and Gas Company as Production Manager. He was a co-founder and later became President of Solar Petroleum Corporation, an independent oil and gas producing company. He has over 52 years of experience in the oil and natural gas business. Mr. Artus holds a Bachelor’s Degree in Geological Engineering and a Master’s Degree in Mining Engineering from the South Dakota School of Mines and Technology. He is a registered Professional Engineer in Colorado, Wyoming, Montana and North Dakota. Mr. Artus is a member, and a past officer, of the Society of Professional Well Log Analysts and is a member of the Society of Petroleum Engineers. Mr. Artus’s technical expertise and vast industry experience coupled with his management experience with our company and intimate knowledge of our company culture led to the conclusion that he should serve as a director.

Philip E. Doty, 70, has been a director of Whiting Petroleum Corporation since 2010. Mr. Doty is a certified public accountant. Since 2007, Mr. Doty has been counsel to Ehrhardt Keefe Steiner & Hottman PC, the largest Colorado-based accounting and consulting firm, where he previously was a partner from 2002 to 2007. From 1967 to 2000 he worked at Arthur Andersen and Co., where he was a partner since 1978 and served as an audit partner and head of the Denver office oil and gas practice until his retirement in 2000. He is a graduate of Drake University with a Bachelor’s degree in accounting. Mr. Doty’s 42 years of experience as a certified public accountant and his expertise in oil and gas financial reporting and accounting led to the conclusion he should serve as a director.

The Board recommends the foregoing nominees for election as directors for terms expiring at the 2017 Annual Meeting and urges each stockholder to vote FOR such nominees.

Directors Continuing in Office

Terms expiring at the 2015 Annual Meeting

James J. Volker, 67, who serves as Chairman of the Board and Chief Executive Officer, has been a director of Whiting Petroleum Corporation since 2003 and a director of Whiting Oil and Gas Corporation since 2002. He joined Whiting Oil and Gas Corporation in August 1983 as Vice President of Corporate Development and served in that position through April 1993. In March 1993, he became a contract consultant to Whiting Oil and Gas Corporation and served in that capacity until August 2000, at which time he became Executive Vice President and Chief Operating Officer. Mr. Volker was appointed President and Chief Executive Officer of Whiting Oil and Gas Corporation in January 2002. Effective January 1, 2011, Mr. Volker has served as our Chief Executive Officer. Mr. Volker was co-founder, Vice President and later President of Energy Management Corporation from 1971 through 1982. He has over 41 years of experience in the oil and natural gas industry. Mr. Volker has a degree in finance from the University of Denver, an MBA from the University of Colorado and has completed H. K. VanPoolen and Associates’ course of study in reservoir engineering. Mr. Volker’s status as our chief executive officer who applies his considerable industry experience and management qualifications and serves as a valuable resource for the other directors as to all operational and administrative aspects of our company led to the conclusion that he should serve as a director.

William N. Hahne, 62, has been a director since 2007. Mr. Hahne was Chief Operating Officer of Petrohawk Energy Corporation from July 2006 until October 2007. Mr. Hahne served at KCS Energy, Inc. as President, Chief Operating Officer and Director from April 2003 to July 2006, and as Executive Vice President and Chief Operating Officer from April 1998 to April 2003. He is a graduate of Oklahoma University with a BS in petroleum engineering and has 38 years of extensive technical and management experience with independent oil and gas companies including Unocal, Union Texas Petroleum Corporation, NERCO, The Louisiana Land and Exploration Company (LL&E) and Burlington Resources, Inc. He is an expert in oil and gas reserve estimating, having served as chairman for the Society of Petroleum Engineers Oil and Gas Reserve Committee. Mr. Hahne’s experience in budgeting, planning and implementing effective exploration, drilling, acquisition and development programs, expertise in horizontal drilling and shale development and knowledge of oil and gas regulation, litigation and government reporting led to the conclusion that he should serve as a director.

Allan R. Larson, 76, has been a director of Whiting Petroleum Corporation since January 2011. He has more than 48 years of experience in oil and gas exploration and development, primarily in the Rocky Mountains and the Midcontinent regions. For 27 years he has operated Larson Petroleum, LLC, a geological consulting company. His previous affiliations include Jade Drilling Company, Belleview Capital Corporation, Mesa Petroleum Company and Amoco Production Company. Dr. Larson earned a PhD in Geology at the University of California, Los Angeles. He earned his M.S. in Geology from UCLA and his BS degree in Geology at Pennsylvania State University. He is a member of the American Association of Petroleum Geologists, the Rocky Mountain Association of Geologists, the Wyoming Geological Association, the Montana Geologic Society and the Utah Geologic Association. Dr. Larson’s geological training, technical expertise and industry experience in evaluating exploration prospects and conducting drilling and production operations within our company’s core operating areas led to the conclusion that he should serve as a director.

Terms expiring at the 2016 Annual Meeting

Thomas L. Aller, 65, has been a director of Whiting Petroleum Corporation since 2003. Mr. Aller serves as Senior Vice President of Operations Support for Alliant Energy Corporation and has announced his retirement from such position effective March 31, 2014. He has served as Senior Vice President — Energy Resource Development of Alliant Energy Corporation from January 2009 to January 2013 and President of Interstate Power and Light Company since 2004. Prior to that, he served as President of Alliant Energy Investments, Inc. since 1998 and interim Executive Vice President — Energy Delivery of Alliant Energy Corporation since 2003 and Senior Vice President — Energy Delivery of Alliant Energy Corporation since 2004. From 1993 to 1998, he served as Vice President of IES Investments. He received his Bachelor’s Degree in political science from Creighton University and his Master’s Degree in municipal administration from the University of Iowa. Mr. Aller’s particular experience with our company, including from 1997 through 2003 when he served as a director of our company’s operating subsidiary prior to our initial public stock offering, and his business acumen and experience in the energy sector led to the conclusion that he should serve as a director.

Michael B. Walen, 65, has been a director of Whiting Petroleum Corporation since May 2013. Mr. Walen was the Senior Vice President — Chief Operating Officer of Cabot Oil and Gas Corporation from January 2001 until May 2010 and served in other management and exploration positions prior to that time. He has 40 years of exploration and management experience with independent oil and gas companies including PetroCorp Inc., Patrick Petroleum Co., TXO Production Co. and Tenneco Oil Company. Mr. Walen has also been a director of Vitruvian Exploration since 2010. Mr. Walen holds a Bachelor’s Degree in Geology from Central Washington University and a Master’s Degree in Geology from Western Washington University. Mr. Walen’s geological training, technical expertise and industry experience (particularly in shale plays), including managing operations, engineering, reserves, land and geology, led to the conclusion that he should serve as a director.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that are available on our website at www.whiting.com.

Code of Business Conduct and Ethics

The Board has adopted the Whiting Petroleum Corporation Code of Business Conduct and Ethics that applies to our directors and employees, the full text of which is available on our website at www.whiting.com. Each of our directors and employees annually confirms in writing that he or she has reviewed and will fully comply with the Code of Business Conduct and Ethics.

Transactions with Related Persons

We had no transactions during 2013, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers or nominees for director or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Nominating and Governance Committee certain information relating to related person transactions for review, approval or ratification by the Nominating and Governance Committee. Disclosure to the Nominating and Governance

Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Nominating and Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Nominating and Governance Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the full Board.

Independence of Directors

Of the seven directors currently serving on the Board, the Board has determined that each of Messrs. Aller, Artus, Doty, Hahne, Larson and Walen has no material relationship with us and is independent under New York Stock Exchange listing standards. The Board also determined that Mr. Thomas P. Briggs, who served as a director until his term expired on May 7, 2013, had no material relationship with us and was independent under New York Stock Exchange listing standards. The Board has established categorical standards within our Corporate Governance Guidelines to assist in making determinations of director independence. These categorical standards are available in Appendix B to our Corporate Governance Guidelines on our website at www.whiting.com. In making its determination of independence, the Board found that each of Messrs. Aller, Artus, Briggs, Doty, Hahne, Larson and Walen met these standards.

Board Committees

The Board has standing Audit, Compensation and Nominating and Governance Committees. The Board has adopted a formal written charter for each of these committees that is available on our website at www.whiting.com.

The table below provides the current composition of each standing committee of our Board:

Name	Audit	Compensation	Nominating/ Governance
Thomas L. Aller	X	X
D. Sherwin Artus			X
Philip E. Doty	X		X
William N. Hahne		X	X
Allan R. Larson			X
Michael B. Walen	X	X

The Audit Committee’s primary duties and responsibilities are to assist the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and termination of our independent registered public accounting firm and has the sole authority to approve all audit and permitted non-audit engagement fees and terms. The Audit Committee is presently comprised of Messrs. Doty (Chairperson), Aller and Walen, each of whom is an independent director under New York Stock Exchange listing standards and Securities and Exchange Commission rules applicable to audit committee members. The Board has determined that Mr. Doty qualifies as an “audit committee financial expert” as defined by Securities and Exchange Commission rules. The Audit Committee held four meetings in 2013.

The Compensation Committee discharges the responsibilities of the Board with respect to our compensation programs and compensation of our executives and directors. The Compensation Committee has overall responsibility for determining the compensation of our chief executive officer, approving the compensation of our executive officers and reviewing director compensation. The Compensation Committee is also charged with administration of our Production Participation Plan and Equity Incentive Plan. The Compensation Committee is presently comprised of Messrs. Aller (Chairperson), Hahne and Walen, and each of whom is an independent director under New York Stock Exchange listing standards, an outside director for purposes of Section 162(m) of the Internal Revenue Code and a non-employee director for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee held four meetings in 2013. Additional information regarding the Compensation Committee and our processes and procedures for executive compensation, including, among other matters, our use of compensation consultants and the role of our executive officers in determining compensation, is provided below under “Compensation Discussion and Analysis”.

The principal functions of the Nominating and Governance Committee are to identify individuals qualified to become directors and recommend to the Board nominees for all directorships, identify directors qualified to serve on Board committees and recommend to the Board members for each committee, develop and recommend to the Board a set of corporate governance guidelines and otherwise take a leadership role in shaping our corporate governance. The Nominating and Governance Committee is also charged with administering our policies and procedures regarding any transactions with related persons. The Nominating and Governance Committee is presently comprised of Messrs. Hahne (Chairperson), Artus, Doty and Larson, each of whom is an independent director under New York Stock Exchange listing standards. The Nominating and Governance Committee held two meetings in 2013.

In identifying and evaluating nominees for director, the Nominating and Governance Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to us. In addition, the Nominating and Governance Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating and Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity and values and sound business judgment. In addition, the Nominating and Governance Committee believes that the following minimum qualifications are necessary for a director nominee to possess to be recommended by the Committee to the Board:

•

Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the chief executive officer based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all of our stockholders and be committed to enhancing long-term stockholder value.

•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.

The Nominating and Governance Committee will consider persons recommended by stockholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in our Corporate Governance Guidelines and Nominating and Governance Committee Charter. Recommendations for consideration by the Nominating and Governance Committee should be sent to our Corporate Secretary in writing together with appropriate biographical information concerning each proposed nominee. Our By-Laws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. With respect to an election of directors to be held at an annual meeting, a stockholder must, among other things, give notice of an intent to make such a nomination to our Corporate Secretary in advance of the meeting in compliance with the terms and within the time period specified in the By-

Laws. Pursuant to these requirements, a stockholder must give a written notice of intent to our Corporate Secretary no earlier than the 120th day and no later than the 90th day prior to the first anniversary of the preceding year’s annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

During 2013, Messrs. Aller, Briggs (until his term expired on May 7, 2013), Hahne and Walen (since May 7, 2013) served on the Compensation Committee of our Board. None of such persons has served as an employee or officer of ours. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Board Leadership Structure and Role in Risk Oversight

The position of board chairman is filled by our chief executive officer. We believe this combined leadership structure is appropriate for our company because our chairman and chief executive officer (i) conveys a singular, cohesive message to our stockholders, employees, industry partners and the investment community and (ii) eliminates any ambiguity as to who is accountable for company performance. Our directors and management team engage frequently and directly in the flow of information and ideas and we believe our combined leadership structure facilitates the quality, quantity and timeliness of the information flow and communication.

A presiding director is designated to preside over each executive session of the non-management directors at Board meetings. The presiding director is the chair of the Nominating and Governance Committee.

One of the responsibilities of our Board is to review and evaluate the process in place to assess the major risks facing our company and periodically review management’s assessment of the major risks as well as options for their mitigation. Our Board leadership structure and our practice of a high degree of interaction between our directors and members of senior management facilitates this oversight function. The information flow and communication between our Board and senior management regarding long-term strategic planning and short term operational reporting includes matters of material risk inherent in our business of exploration for and production of oil and gas. Also, our Audit Committee, among other duties, is charged with overseeing significant financial risk exposures and the steps management has taken to monitor, control and report such exposures and has compliance oversight responsibilities.

Communication with Directors

Stockholders and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the presiding director, by submitting such communications in writing to our Corporate Secretary at Whiting Petroleum Corporation, c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director or directors), 1700 Broadway, Suite 2300, Denver, Colorado 80290. Such communications will be delivered directly to the Board.

Meetings and Attendance

The Board held ten meetings in 2013. No director attended less than 90% of the total number of Board and committee meetings on which they served. Directors are expected to attend our annual meeting of stockholders each year and all of our directors serving at the time attended our 2013 annual meeting of stockholders.

Director Compensation

We use a combination of cash and equity incentive compensation to attract and retain qualified and experienced candidates to serve on the Board. In setting this compensation, our Compensation Committee considers the significant amount of time and energy expended and the skill-level required by our directors in fulfilling their duties. Our Compensation Committee grants restricted stock to our non-employee directors annually on the first of the month following the annual stockholders meeting (June 1 in 2013) to align the grants with directors’ terms of office. Historically, grants of shares of restricted stock vested one-third each year over three years and, effective June 1, 2012, grants vest 100% on the first anniversary of the grant date. All grants of shares of restricted stock become fully vested upon a change in control of our company. We also reimburse expenses incurred by our non-employee directors to attend Board and Board committee meetings and to attend continuing education seminars, conferences and classes. Directors who are our employees receive no compensation for service as members of either the Board or Board committees. For 2013, non-employee directors were compensated pursuant to the schedule as follows:

		Committee Service
	Board Service	Audit	Compensation	Nominating and Governance
Annual Retainer	$45,000
Restricted Stock (value)	$150,000
Committee Chair Annual Retainer		$25,000	$15,000	$15,000
Committee Chair Restricted Stock (value)		$25,000	$15,000	$15,000
Committee Member Annual Retainer		$7,500	$5,000	$5,000
Meeting Fee	$1,500	$1,500	$1,500	$1,500

In addition, we make medical and dental coverage available to directors and their spouses, but directors who elect to receive such coverage are charged a premium that is equal to the COBRA rates associated with our insurance plan. As such, we consider the ability to participate in this coverage to be non-compensatory.

The following table reports compensation earned by or paid to our non-employee directors during 2013.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Thomas L. Aller	88,000	165,023	—	253,023
D. Sherwin Artus	68,000	150,004	—	218,004
Thomas P. Briggs(4)	32,605	—	—	32,605
Philip E. Doty	99,000	175,020	—	274,020
William N. Hahne	89,000	165,023	—	254,023
Allan R. Larson	66,500	150,004	—	216,504
Michael B. Walen(5)	53,906	150,004	—	203,910

(1)	Mr. Volker, our Chief Executive Officer, is not included in this table as he is an employee of ours and receives no separate compensation for his services as a director. The compensation received by Mr. Volker as an employee is shown below under “Executive Compensation — Summary Compensation Table.”
(2)

Reflects the full grant date fair value of restricted stock awards granted in 2013 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in note 9 to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014. In 2013, Messrs. Aller, Artus, Briggs, Doty, Hahne, Larson and Walen were respectively awarded 3,582, 3,256, 0, 3,799, 3,582, 3,256 and 3,256 restricted shares of our common stock. The aggregate number of unvested restricted stock awards outstanding at the end of 2013 for Messrs. Aller, Artus, Briggs, Doty, Hahne, Larson and Walen were 4,172, 3,846, 0, 4,518, 4,249, 3,846 and 3,256, respectively.
(3)	Mr. Artus receives payments under our Production Participation Plan not for director services but with respect to his vested plan interests relating to his prior employment with us from 1989 to 2006. For 2013, Mr. Artus was paid $359,034 under the Production Participation Plan.
(4)	Mr. Briggs served as a director until his term expired on May 7, 2013.
(5)	Mr. Walen was elected to serve as a director on May 7, 2013.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to further align the interests of our directors with the interests of our stockholders and to promote our commitment to sound corporate governance. Non-employee directors are required to hold shares of our common stock with a value equal to two times the amount of the annual retainer paid to outside directors for service on the Board (excluding additional committee retainers, if any). Non-employee directors are required to achieve the applicable level of ownership within two years of the later of the date these guidelines were adopted or the date the person first became a non-employee member of the Board. Shares that count towards satisfaction of the guidelines include: (i) shares owned outright by the director, and (ii) shares held in trust for the benefit of the director. Unexercised and/or unvested equity awards do not count towards satisfaction of the guidelines. The value of a share will be measured on January 1st of each year as the average month end closing price for the 12 months preceding the date of calculation. All of the non-employee directors currently own a sufficient number of shares of our common stock to satisfy the guidelines.

PRINCIPAL STOCKHOLDERS

Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership by persons known to us to own more than 5% of our outstanding common stock as of March 11, 2014. The beneficial ownership information set forth below has been reported in filings made by the beneficial owners with the Securities and Exchange Commission.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Voting Power		Investment Power			Percent of Class
	Sole	Shared	Sole	Shared	Aggregate
Paulson & Co. Inc.	10,347,100	—	10,347,100	—	10,347,100	8.7%
1251 Avenue of the Americas
New York, NY 10020
The Vanguard Group	108,805	—	6,505,759	94,115	6,599,874	5.6%
100 Vanguard Boulevard
Malvern, PA 19355

Management and Directors

The following table sets forth information regarding the beneficial ownership of our common stock as of March 11, 2014 by: (i) each director and nominee; (ii) each of the named executive officers in the Summary Compensation Table set forth below; and (iii) all of the directors, nominees and executive officers (including the named executive officers in the Summary Compensation Table) as a group. Each of the holders listed below has sole voting and investment power over the shares beneficially owned. None of the holders listed below have pledged as security any of the shares beneficially owned.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned
James J. Volker	745,752	(1)	*
Thomas L. Aller	28,297		*
D. Sherwin Artus	49,173	(2)	*
Philip E. Doty	15,302	(3)	*
William N. Hahne	27,922		*
Allan R. Larson	9,816	(4)	*
Michael B. Walen	3,256		*
Michael J. Stevens	294,361	(1)	*
James T. Brown	370,657	(1)	*
Mark R. Williams	205,686	(1)	*
Bruce R. DeBoer	91,180	(1)	*
All directors, nominees and executive officers as a group (15 persons)	2,175,261	(1)	1.8%

*	Denotes less than 1%.
(1)	Amounts include 369,304 shares for Mr. Volker, 148,803 shares for Mr. Stevens, 181,076 shares for Mr. Brown, 127,819 shares for Mr. Williams and 67,554 shares for Mr. DeBoer and 1,078,478 shares for our executive officers (including the named executive officers in the Summary Compensation Table) as a group that have current voting rights and vest based on performance criteria, which makes vesting uncertain and does not require reporting of these shares to the Securities and Exchange Commission as being beneficially owned pursuant to Section 16(a) of the Securities Exchange Act of 1934 until such shares vest. Amounts also include options to acquire shares of our common stock that were exercisable within 60 days after March 11, 2014 as follows: 212,252 shares for Mr. Volker, 72,532 shares for Mr. Stevens, 58,715 shares for Mr. Brown, 14,448 shares for Mr. Williams, and 5,500 shares for Mr. DeBoer.
(2)	Includes 1,000 shares held by Mr. Artus’s spouse. Mr. Artus disclaims beneficial ownership of those 1,000 shares.
(3)	Includes 1,000 shares held by Mr. Doty’s spouse. Mr. Doty disclaims beneficial ownership of those 1,000 shares.
(4)	Includes 1,600 shares held by a Family Trust. Mr. Larson disclaims beneficial ownership of those 1,600 shares.

COMPENSATION DISCUSSION AND ANALYSIS

2013 Highlights

During 2013, we achieved strong results with respect to the performance measures under our Production Participation Plan, which were reflected in the compensation earned by our named executive officers:

•

We successfully completed during 2013 sales of the Postle and NE Hardesty Fields for approximately $806 million (after customary closing adjustments) and the Big Tex prospect for $150 million. We used the proceeds from these sales to repay debt outstanding under our credit facility and increase our liquidity to accelerate development of our high rate of return Williston Basin and DJ Basin Niobrara assets. We believe these transactions, which were a performance measure affecting payouts under our Production Participation Plan, enhance stockholder value by allowing us to focus on development of our core properties.

•

We achieved record production from oil and natural gas wells during 2013 of 34.34 million barrels of oil equivalent, which was an increase of 21% over 2012 excluding production associated with the Postle and NE Hardesty sales.

We also implemented changes to our compensation programs for our named executive officers to emphasize pay for performance, limit risk-taking incentives and further align the incentives of our named executive officers with the interests of our stockholders:

•

Our Compensation Committee adopted the Whiting Petroleum Corporation Executive Policy on Recoupment of Incentive-Based Compensation, which is also known as a “clawback policy.” The policy provides for the recoupment of incentive compensation paid by us to covered executives under certain circumstances, as described in more detail under “Policy on Recoupment of Incentive-Based Compensation.”

•	Our Board adopted a policy prohibiting our executive officers and directors from pledging or hedging shares of our stock.

•

To emphasize the performance-based metrics associated with our restricted stock awards, our Compensation Committee made equity grants to our named executive officers in 2013 exclusively in the form of restricted stock and did not grant stock options, as described in more detail under “Elements of Compensation/Why We Chose Each/How Each Relates to Objectives — Equity Incentive Plan.”

Objectives of Compensation Program

We recognize the importance of maintaining sound principles for the development and administration of our compensation program. Our compensation program is designed to advance the following core principles:

•	support our business strategy of achieving meaningful growth in free cash flow, production of oil and natural gas and proved reserves of oil and natural gas; and

•	increase long-term value appreciation in our common stock.

In advancing these principles, the objectives of our compensation program, including the compensation of our named executive officers, are to attract and retain highly qualified and experienced employees, motivate them to achieve and advance, and reward them for outstanding performance. Our Compensation Committee evaluates the performance of our named executive officers based on a selection of six performance factors enumerated below and various modifying factors, which our Compensation Committee considers as the most important measurements of the performance for our company (see “Role of our Compensation Committee, Named Executive Officers and Compensation Consultants”).

What Compensation Program Is Designed to Reward, Recognize and Encourage

We have designed our compensation program to provide rewards for individual performance and corporate results and to encourage an ownership mentality among our executives and other key employees.

Elements of Compensation/Why We Chose Each/How Each Relates to Objectives

The Compensation Committee focuses on the total compensation of the named executive officers, but also approves the amounts of all individual components of total compensation, including equity awards and Production Participation Plan awards for all executive officers consistent with its responsibility for oversight of the Equity Incentive Plan and the Production Participation Plan. The principal elements of compensation for our named executive officers are:

•	long-term performance incentives in the Equity Incentive Plan;

•	short-term and long-term performance incentives in the Production Participation Plan;

•	base salaries; and

•	401(k) retirement savings plan and other benefits.

In assessing total compensation, our objective is to be competitive with industry compensation while considering individual and company performance. Peer group and industry survey data provided by our compensation consultant is considered in setting and evaluating compensation, but since the data is usually not current, it is not the only consideration. The Compensation Committee’s objective is that total executive compensation be competitive with peer group compensation for like positions if company and individual performance meet predetermined standards.

The companies comprising our peer group are identified below under “Role of Our Compensation Committee, Named Executive Officers and Compensation Consultants.” All references to “peer groups” in this “Compensation Discussion and Analysis” are to these companies.

Production Participation Plan

All employees, including our named executive officers, participate in our Production Participation Plan. This is a unique plan, which we chose because it combines performance-based elements related to maximizing oil and gas production and prices and to minimizing lease operating expenses, and annual bonuses in one plan. The Production Participation Plan gives each of our employees a direct participation in the results of our acquisition of, successful exploration for and development of proved reserves. Production of those reserves provides shared benefits to stockholders and employees. Achieving the best economic results from acquisition, exploration, development, and production is a complimentary goal for both us and our employees.

Each year, our Compensation Committee allocates to the Production Participation Plan (but does not legally convey) an interest in production income (defined as gross revenues less taxes (other than income taxes), royalties and direct lease operating expenses) from oil and natural gas wells acquired or developed during the year. The amount of the interest is in the discretion of the Compensation Committee, and has historically ranged from 2% to 5% of the production income. The Compensation Committee also allocates the interests held by the Production Participation Plan among individual plan participants in its discretion. Once allocated to plan participants, the interests are fixed as to that plan year. While employed, each employee is paid annually in cash his or her full interest in applicable current production income and proceeds from sales of interests in proved and non-proved reserves. The Production Participation Plan provides for continued post-employment participation through permanent vesting in the future production income of the Production Participation Plan at the rate of 20% per year as to every plan year. Also, employees fully vest in all plan years at the age of 62 or upon death or disability, and full vesting is accelerated in the event we voluntarily terminate the Production

Participation Plan or in the event of a change in control of our company. This provides important retention incentives to all employees and a long-term, career orientation. Upon termination of employment, employees retain their vested interests in the Production Participation Plan. In contrast to many other companies, we do not provide our named executive officers with any other post-employment benefits, including any defined benefit pension plans or supplemental executive retirement plans. For plan years prior to 2004, forfeitures of unvested interests due to termination of employment were re-allocated among other plan participants. For plan years after 2003, forfeitures revert to our company.

We have a Production Participation Plan Credit Service Agreement with our Chief Executive Officer, Mr. Volker, the purpose of which is to provide credit to him under the Production Participation Plan for services he rendered to us as a consultant from March 1993 to August 2000 as if he would have been a participant in the Production Participation Plan during such time period. We entered into this arrangement with Mr. Volker to induce him to become an officer of our company to give recognition to his prior experience in the oil and gas industry. See note 2 to the Summary Compensation Table and “Potential Payments Upon Termination or Change of Control — Production Participation Plan”.

Annual Production Participation Plan distributions will increase or decrease depending upon the quantities of oil and natural gas we produce, prices we realize and direct production costs we incur. As a result, these distributions are directly linked to our corporate operating performance.

Equity Incentive Plan

Our Equity Incentive Plan provides long-term equity-based incentive compensation to our directors, named executive officers and other key employees. Although the Equity Incentive Plan provides for the grant of several forms of equity-based awards, including restricted stock, stock options, and stock appreciation rights, we have limited our awards to restricted stock and stock options. Our Compensation Committee formulates our restricted stock and stock option awards on an annual basis in conjunction with other compensation decisions at its January meeting.

In 2013, we made grants of restricted stock to our named executive officers that will vest based on achieving a performance objective. In 2013, that objective was the performance (whether positive or negative) of the price per share of the company’s common stock for the period from December 31, 2012 to each of the fiscal year ends preceding the first three anniversaries of the grant date, exceeds the performance (whether positive or negative) of the average price per share of common stock of the peer group of companies described in the report of the Compensation Committee’s independent compensation consultant and identified below under “Role of Our Compensation Committee, Named Executive Officers and Compensation Consultants.” Performance for this purpose is measured by the percentage change in the value of our common stock per share as compared to the average percentage change of the values per share of the peer companies.

In 2013, we did not award stock options to our named executive officers or any of our other executives or employees. We decided to emphasize the performance-based metrics associated with our restricted stock awards to the named executive officers.

Awards of restricted stock and stock options, if and when granted, encourage our executive officers to have an ownership mentality and align their interests with stockholder interests by having a continuing stake in the success of our company and the long-term value appreciation in our common stock. In particular, the performance-based restricted stock encourages our executive officers to continue performance that results in stock appreciation above rates experienced by our peer group.

Base Salaries

We maintain base salaries for our executive officers to recognize their qualifications, experience and responsibilities as well as their unique value and historical contributions to us. The Compensation Committee reviews, evaluates and sets the base salaries for the named executive officers. Base salaries continue to be important in attracting and retaining executive officers and other employees and in motivating them to aspire to and accept enlarged responsibilities and opportunities for advancement. We do not consider base salaries part of executives’ performance-based compensation because the amounts of the salaries are fixed, but, in setting the amount of individual executive officers’ base salaries, the Compensation Committee does consider the individuals’ performance as measured by individual performance appraisals prepared by the chief executive officer and reviewed with each executive officer and by the Compensation Committee for named executive officers other than the chief executive officer and performance evaluations conducted by the Compensation Committee in the case of the chief executive officer. Consistent with most of our peer companies, base salaries represent less than 12% of total compensation for our named executive officers.

401(k) Plan

We maintain a 401(k) retirement savings plan for all salaried employees including our executive officers. The company provides a matching contribution to the 401(k) plan in the amount of 100% of the first 7.5% of compensation contributed by our participating employees including our executive officers. These matching contributions vest to participants in equal increments over the first five years of employment.

Other Benefits

We provide all employees on an equal basis with medical, dental, vision, life and disability insurance coverage. We also provide customary vacation and paid holidays to all employees, including the named executive officers. We limit the perquisites that we make available to our named executive officers to only a few negligible benefits (totaling less than $10,000 in cost for each named executive officer in 2013) that are not available to all our employees.

How We Chose Amounts for Each Element

Our Compensation Committee monitors our executive compensation elements, both individually and collectively, based primarily on judgments as to what is appropriate under our circumstances as well as individual circumstances. We believe that awards to our executive officers under our Production Participation Plan and Equity Incentive Plan should be aligned with the interests of our stockholders and we therefore have sought to structure the awards to reward performance. Compensation of executives in similar positions to our executive officers in our peer group of companies is reviewed and considered by the Compensation Committee. We allocate a significant percentage of total compensation to incentives in support of the core principles mentioned above. There is no pre-established policy or target for allocation between cash and non-cash or between short-term and long-term incentive compensation.

Performance Evaluation

The Compensation Committee has developed, and the Board has ratified, six performance factors and a group of modifying factors which have become the basis for evaluating the total compensation of our executive officers. These factors are not formal performance metrics for our Production Participation Plan or any of our compensation programs, but serve as the framework in which the Compensation Committee evaluates the overall levels of compensation that we provide to our executive officers. Although we may choose to modify the performance factors in the future, we believe that these six performance factors are currently the most important measurements of the overall performance of our company and its executive officers. In setting compensation for 2013, the Compensation Committee evaluated our performance during 2012 as measured by each of the following six factors:

•	Net asset value per share (on an estimated basis including proved, probable and possible reserves discounted at 15%, and using prior year commodity prices)

•

Annual stock price appreciation on both a one-year and a three-year basis compared to that of the average of the changes in the common stock prices of the peer group of companies identified below under “Role of Our Compensation Committee, Named Executive Officers and Compensation Consultants”

•	Production change per share

•	Finding and development costs

•	Adjusted earnings per share

•	Discretionary cash flow per share

The modifying factors also to be considered are:

•	Acquisitions and dispositions

•	Increase in acreage inventory

•	Additions to proved, probable and possible reserves

•	Other financial factors

•	Overall strengthening of our balance sheet

In setting compensation for 2013, the Compensation Committee believed that the 2012 results measured for these performance factors were better on an overall basis than our peers. Specifically we considered the following results:

•	Estimated net asset value per share was in line with expectations given the production and financial results for the year described below

•	While stock price declined approximately 7% compared to 2011, over a three-year period it increased 21% compared to an average of 9% for our peer group of companies

•	Production per share increased over 21% in 2012 compared to 2011

•	Finding and development costs were a very competitive $28.72/BOE, similar to $25.65/BOE for 2011

•	Adjusted earnings per share decreased by 18% over 2011 due primarily to lower oil and gas prices

•	Discretionary cash flow per share increased over 11% in 2012 compared to 2011

Adjusted earnings per share is calculated by taking the company’s net income available to common shareholders as adjusted by the following items net of tax: less amortization of deferred gain on sale, less gain on sale of properties, plus impairment expense, plus a charge under the production participation plan for a property sale and less unrealized derivative (gains) losses, all as divided by the company’s weighted average shares outstanding. Discretionary cash flow per share is calculated by taking the company’s net cash provided by operating activities plus exploration, less exploratory dry hole costs, plus or minus changes in working capital and less preferred stock dividends paid, all as divided by the company’s weighted average shares outstanding.

We also considered other modifying factors including the successful sale of Whiting USA Trust II, the promoted sale of a one-half interest in our North Dakota Belfield Plant, successful increases in staffing of the Northern Rockies area, the 9.7% increase in proved reserves, credit facility amendment increasing our borrowing base, implementation of oil and gas hedges and the acquisition of substantial leasehold acreage in our Redtail and Williston Basin areas.

Production Participation Plan

Benefits received by our executive officers are derived during three important stages of the Production Participation Plan — award, vesting and annual payment — each with different factors ultimately driving amounts paid. Awards are made based on evaluations of company, team and individual performance. As previously discussed, annual payments under the Production Participation Plan are dependent on two performance measures — current production income and proceeds from sales of interests in proved and non-proved reserves — giving each of our employees a direct participation in the results of our acquisition of, successful exploration for and development of proved reserves, which provides shared benefits to stockholders and employees. Because each year adds future production income to the plan, Production Participation Plan benefits accumulate and payments received by executives during and after employment are significantly influenced by each executive’s length of service. In addition, because annual payments have a direct relationship to annual production income and proceeds from sales of interests in proved reserves, the amounts are significantly influenced by oil and gas prices and the effectiveness with which we develop and produce our oil and gas reserves. Annual awards time-vest ratably over five years unless our executives reach age 62 at which time they become fully vested. Executives under age 62 who resign or are terminated forfeit their unvested interests in the Production Participation Plan.

Production Participation Plan awards in total and individual awards to our executives are at the discretion of our Compensation Committee. Historically, the annual Production Participation Plan award has ranged from a 2% to 5% interest in production income from oil and natural gas wells acquired or developed in that year. For plan year 2013, the Compensation Committee set the total Production Participation Plan award at 1.75% after consideration of the year’s drilling and activity level which resulted in increased well values in the 2013 plan year. The award level was set at less than the low end of the historical range of 2% and the amount of the award allocated to the executives in comparison to all other employees was reduced to keep the annual executive award relatively flat.

Regarding the 2013 award, 66.48% was allocated to our non-officer employees and 33.52% was allocated to our officer group (12.99% going to our named executive officers with 4.79% to Mr. Volker and 2.05% to each of the other four named executive officers). The portion of the 2013 award allocated to non-officer employees was increased by 4.18 percentage points (from 62.3% to 66.48%) over the portion allocated for 2012 to keep the executive group award relatively flat and also in reflection of the increase in the size of the employee base and the contribution of all employees to the company’s success.

Regarding the allocation of the remaining 33.52% of the 2013 award to our officer group (including the 12.99% to our named executive officers), the Compensation Committee considered the performance factors and determined the allocation as follows:

•

The officers were divided into three groups based on an evaluation of their job responsibilities and individual performance during 2013. The three groups were (1) the chief executive officer, (2) the senior executives and top performers (including the other named executive officers) and (3) the remaining executives.

•

The award level for each group is established based on relative job responsibilities and performance. Each person within each group received the same award. We intend this approach to reinforce the team concept within the executive group.

The Compensation Committee compares the increases in our long-term commitments under the Production Participation Plan with the growth in our stockholders’ equity and growth in our market capitalization (aggregate market value of our common stock), but retains full discretion to increase our long-term commitments under the Production Participation Plan even if there is no growth (or a decline) in our stockholders’ equity or market capitalization if it believes such an increase is in the best long-term interests of our company and our stockholders.

Total payments for 2013 increased for each of the named executive officers primarily due to proceeds from our sales during 2013 of the Postle and NE Hardesty Fields for approximately $806 million (after customary closing adjustments) and the Big Tex prospect for $150 million. We used the proceeds from these sales to repay debt outstanding under our credit facility and increase our liquidity to accelerate development of our high rate of return Williston Basin and DJ Basin Niobrara assets. We believe these transactions enhance stockholder value by allowing us to focus on development of our core properties. Approximately 40% to 43% of the aggregate 2013 payment to each named executive officer set forth in the Summary Compensation Table under Non-Equity Plan Incentive Compensation was attributable to these sales. The payments made to all employees as a result of these sales also decreased our long-term commitments under the Production Participation Plan.

Restricted Stock Awards

The Compensation Committee believes that equity ownership is an important element of compensation to the named executive officers and other members of our management team, and believes that over time more of executive compensation should be equity-based rather than cash-based so as to better align executive compensation with stockholder return. Consistent with this belief, we have systematically increased the named executive officers’ stock awards and ownership in our common stock. Our Compensation Committee made grants of restricted stock to our named executive officers at its January 2013 meeting. In 2013, Messrs. Volker, Stevens, Brown, Williams and DeBoer were awarded 199,914, 80,400, 104,304, 63,018 and 35,856 shares of restricted stock, respectively. The vesting of the restricted stock is 100% performance-based and the restricted stock will vest if the performance (whether positive or negative) of the price per share of the company’s common stock for the period from December 31, 2012 to each of the fiscal year ends preceding the first three anniversaries of the grant date exceeds the performance (whether positive or negative) of the average price per share of common stock of the peer group of companies identified by the Compensation Committee. See “Role of Our Compensation Committee, Named Executive Officers and Compensation Consultants” below for a listing of the peer group of companies. In establishing this performance objective, the Compensation Committee aligned this portion of executive compensation directly with stockholder return relative to our peer company group. To the extent all or a portion of the awards are not earned at the end of the three years, the portion of the awards not earned will be forfeited. In this regard, none of the performance-based 2011 awards to the executive officer group vested and all the stock represented by such awards were forfeited.

In making the 2013 awards, the Compensation Committee considered, in addition to the performance and other factors discussed above:

•	Total compensation awards for each employee compared to the same executive position in our peer group of companies, and

•	Equity-based awards of our peer group of companies.

Stock Options

The Compensation Committee philosophy regarding stock options is similar to that stated above for restricted stock awards. Equity ownership aligns executive compensation with stockholder return and stock options reward the executive officers only to the extent that our common stock price appreciates above the grant date price. Our Compensation Committee made no grants of stock options to our named executive officers in 2013, due to the decision to emphasize the performance-based metrics associated with our restricted stock awards to the named executive officers. All options to acquire shares of common stock previously granted in 2009 through 2012 vest in equal annual increments over three years from the date of grant. Each of such stock options have a ten year term and the exercise price for the stock options is the fair market value of a share of common stock on the respective dates of grant. The Compensation Committee will consider whether stock options best align the management with Corporate goals on a year to year basis.

Base Salaries

Our Compensation Committee considers executive officer base salary levels annually as part of our performance appraisal process and establishes new salary levels effective as of the first of each year. The

Compensation Committee normally establishes the appropriate base salary for Mr. Volker, our chief executive officer, and the other named executive officers. For 2013, the Compensation Committee approved salary increases for the named executive officers in the aggregate amount of 6.9%. In establishing or approving executive officer base salaries, the Compensation Committee considers, in addition to the performance and other factors discussed previously, the following:

•	Company growth.

•

Individual responsibilities and performance compared to individual goals included in the annual performance appraisals of each named executive officer which were prepared by the chief executive officer and reviewed with the named executive officers and by the Compensation Committee for named executive officers other than the chief executive officer and performance evaluations conducted by the Compensation Committee in the case of the chief executive officer.

•	Successful implementation of budgeted programs and policies.

•	Competition for executive talent among oil and gas companies.

•	Base salaries provided to executives in similar positions in our peer group.

Chief Executive Officer Compensation Factors

Additional factors considered in establishing the Production Participation Plan allocation, restricted stock awards and salary compensation to our chief executive officer, Mr. Volker, in amounts greater than the other named executive officers included:

•	The magnitude of his responsibilities and the dedication and effectiveness with which he discharges them.

•	His skill in guiding our acquisition, exploration, development and production efforts.

•	His effectiveness in managing relationships with our executives, employees and directors and external relationships with bankers, investment bankers, analysts and others.

•	His strategic vision for our future, and his ability to plan and direct the implementation of that vision.

•	His effective leadership of the Company.

Mr. Volker is paid at a level of approximately two to three times the level of each of our other named executive officers. His higher levels of compensation in each of our elements of executive compensation reflect his higher levels of overall responsibility for the combined activities of our company compared to the other members of the executive team.

Role of Our Compensation Committee, Named Executive Officers and Compensation Consultants

Our Compensation Committee, which has overall responsibility for executive compensation, monitors our director and executive officer compensation and benefit plans, policies and programs to insure that they are consistent with our compensation philosophy and corporate governance guidelines. Subject to the approval of the independent directors of the Board, the Compensation Committee makes annual Production Participation Plan and equity awards to our named executive officers. Our Compensation Committee also considers the component of risk analysis in respect of our compensation programs each year and believes that the overall compensation program is designed in such a way as to deter excessive risk taking, to encourage our executives to focus on the long-term success of the company and to align the interests of our executives with those of our stockholders.

Although the Compensation Committee uses survey and peer group compensation information in monitoring compensation, the Compensation Committee recognizes that available data is not current at the time it makes compensation decisions. For example, the 2013 Production Participation Plan award was made in

January 2014 when our preliminary 2013 operating results became available. Survey and peer company information was available only for 2012. Restricted stock awards for 2013 were established in January 2014. At that time, survey and peer company information was available only for 2012.

When 2012 compensation data became available in 2013, the Compensation Committee reviewed comparisons of our 2012 executive compensation (by component and in total) with that of a peer group of ten companies and with industry compensation survey results. The companies that comprised our peer group for purposes of the 2013 compensation analysis were Bill Barrett Corporation, Cabot Oil and Gas Corporation, Cimarex Energy Co., Comstock Resources, Continental Resources, Denbury Resources, Inc., Forest Oil Corporation, Newfield Exploration Company, Range Resources Corporation, and SM Energy Company. The Compensation Committee selected this group of companies due to the similarity of their operations to ours and their size. Specifically, the peer companies are all independent (meaning in general that they do no refining or retail marketing of crude oil and natural gas) oil and gas exploration and development companies operating (with limited exceptions) only in the United States and primarily in onshore areas. The Compensation Committee reviews the peer group annually to assure that the companies in the group are appropriately comparable to our company.

The Compensation Committee has concluded such comparisons are challenging in certain respects, principally because of the uniqueness of our Production Participation Plan and because the compensation data from the peer companies is generally out of date. However, where possible we have attempted to get more updated data from our compensation consultant, and in general, our Compensation Committee believes that our executive compensation is competitive with our peers.

To help ensure that our executive compensation program is competitive and is consistent with our compensation philosophy and corporate governance guidelines and that our plan awards provide rewards for accomplishment, not for expectation, our Compensation Committee does the following:

•

Maintains a Compensation Committee comprised of independent directors who are seasoned executives having experience in the oil and gas industry and in establishing and monitoring executive compensation programs, plans and awards.

•	Independently performs analytical reviews of our annual performance using the performance and modifying factors described above.

•	Annually participates in, subscribes to and reviews industry-wide compensation and benefits surveys to gauge the adequacy of our programs.

•

From time to time but not necessarily annually, directly engages an independent executive compensation and benefits consultant to assess the competitiveness of our overall executive compensation program, and provide specific research in areas being reviewed by our Compensation Committee. This consultant reports directly to the Compensation Committee when engaged and does not determine, but may, when asked, make recommendations as to the amount or form of director or officer compensation.

•	Subscribes to and reviews various published resources with respect to executive compensation practices and issues.

•	Annually reviews the performance of our chief executive officer, and determines his plan awards and base salary.

•	Annually reviews the performance of our other named executive officers and other key employees with assistance from our chief executive officer and approves their plan awards and base salaries.

•	Holds executive sessions (without management present) at every Compensation Committee meeting.

The members of the Compensation Committee also communicate frequently with each other informally between meetings.

During 2013, the Compensation Committee directly engaged Longnecker & Associates (“Longnecker”) to advise it with respect to executive officer compensation. Specifically, Longnecker provided the Compensation Committee with an executive compensation review including information comparing its benchmarking of compensation for our named executive officers to that of our peer companies and other compensation surveys. Prior to Longnecker’s engagement for 2013, the Committee reviewed the independence of Longnecker and the individual representatives of Longnecker who served as the Compensation Committee’s consultants, considering the following specific factors: (i) other services provided to us by Longnecker; (ii) fees paid by us to Longnecker as a percentage of Longnecker’s total revenue; (iii) policies and procedures maintained by Longnecker that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual representatives of Longnecker who advised the Compensation Committee and any member of the Compensation Committee; (v) any shares of company common stock owned by the individual representatives; and (vi) any business or personal relationships between our executive officers and Longnecker or the individual representatives. For the year ended December 31, 2013, we paid Longnecker approximately $34,425 for executive compensation consulting for the Compensation Committee. Longnecker provided no other services to our company. The Compensation Committee concluded, based on the evaluation described above, that the services performed by Longnecker did not raise a conflict of interest or impair Longnecker’s ability to provide independent advice to the Compensation Committee regarding executive compensation matters. The Compensation Committee’s conclusion was based on the fact that Longnecker provided no other services to us, the small percentage of Longnecker’s revenues represented by the fees paid by us and the absence of any conflicting relationships between the individual representatives of Longnecker who provided advice to the Compensation Committee or Longnecker, on the one hand, and members of the Compensation Committee or our executive officers, on the other.

Typically, our chief executive officer makes compensation recommendations to the Compensation Committee with respect to the executive officers that report to him. Such officers are not present at the time of these deliberations. The Compensation Committee determines the compensation of our chief executive officer with limited input from him and he is not present at the time of that deliberation. The Compensation Committee, in its discretion, may accept, modify or reject any such recommendations.

2013 Say on Pay Vote

In May 2013 (after the 2013 executive compensation actions described in this “Compensation Discussion and Analysis” had taken place), we held an advisory stockholder vote on the compensation of our named executive officers at our annual stockholders’ meeting, and, consistent with the recommendation of the Board, our stockholders approved our executive compensation, with approximately 92% of votes cast in favor. Consistent with this strong vote of stockholder approval, we have not undertaken any material changes to our executive compensation programs in response to the outcome of the vote. In keeping with the recommendation of the Board, our stockholders also previously expressed a preference that future advisory stockholder votes on the compensation of our named executive officers be held on an annual basis and, as previously disclosed, the Board determined to hold an advisory vote on the compensation of the named executive officers every year until the next required advisory vote on the frequency of future advisory votes.

Termination and Change in Control Arrangements

Other than as described below, we do not have any employment contracts, severance agreements or severance plans in effect with respect to any of our named executive officers. We also do not provide pension arrangements, post-termination health coverage or deferred compensation plans for them. Furthermore, in the event of a change in control of our company:

•	Unvested interests in the Production Participation Plan automatically vest.

•	The Production Participation Plan terminates and all interests are liquidated in a lump sum distribution within 30 days of the change in control.

•	Unvested shares of restricted stock and stock options automatically vest.

•	Unvested company matching contributions to the 401(k) Plan automatically vest.

Due to this vesting, our executive officers may be deemed to receive compensation which is subject to a federal 20% excise tax in addition to ordinary income tax, and the payments subject to the excise tax may be nondeductible to us. Our Compensation Committee has decided that the benefits granted to our executive officers should not be diminished in value due to such excise tax as a result of a change in control of our company. Accordingly, the company previously entered into agreements with each of our executive officers providing that, if a change in control of the company occurs and any payments to each executive officer are subject to the 20% excise tax, the company will pay the executive the amount necessary to offset the 20% excise tax and any additional taxes on this payment. However, these agreements also provide that, if the executive would not be subject to such excise tax if the total payments to the executive were reduced by an amount up to $50,000, then the amounts payable to the executive under the Production Participation Plan will be reduced so that the total payments do not exceed the maximum amount that could be paid to the executive without giving rise to such excise tax.

These change in control benefits are included in the underlying plan and grant documents as to vesting and in separate agreements as to excise taxes. We believe that they are essential elements of our executive compensation package and assist us in recruiting and retaining talented individuals. These change in control provisions are also intended to help ensure that our executives remain with us in the event of a potential change in control of our company and that our executives are not disadvantaged by a change in control of our company. See “Executive Compensation — Potential Payments upon Termination or Change in Control” for a quantification of these benefits.

Policy on Recoupment of Incentive-Based Compensation

To mitigate risks related to our compensation programs, our Compensation Committee has adopted the Whiting Petroleum Corporation Executive Policy on Recoupment of Incentive-Based Compensation, which is also known as a “clawback policy.” The policy applies to all non-equity incentive compensation and equity awards granted on or after February 19, 2014, and has been communicated to “covered executives,” including our named executive officers. Under the policy, if we are required to prepare an accounting restatement relating to our publicly-reported consolidated financial statements due to our material noncompliance with financial reporting requirements under U.S. federal securities laws, then we will have the right, to the extent permitted by governing law, to take appropriate action to recoup all or part of any incentive award that we actually paid to a covered executive if the amount of money or number of shares paid to the executive was expressly based on the achievement of financial results that were subject to the restatement and the executive would have been paid a lower amount or number under the express terms of the incentive award based on the financial results after the restatement. The amount of non-equity incentive compensation to be recovered will be the excess of the amount actually paid to the covered executive, calculated on the basis of the financial results before the restatement, over the amount that would have been paid had the amount been calculated on the basis of the financial results giving effect to the restatement. The amount of any equity award to be recovered will be the excess of the number of shares of our common stock (or equivalent value) actually paid to the covered executive, calculated on the basis of the financial results before the restatement, over the number of shares (or equivalent value) that would have been paid had the number been calculated on the basis of the financial results giving effect to the restatement.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to further align the interests of our named executive officers with the interests of our stockholders and to promote our commitment to sound corporate governance. The stock ownership guidelines for our named executive officers are determined as a multiple of the officer’s base salary. Our chief executive officer is required to hold shares of our common stock with a value equal to at least three times his annual base salary. Each of the other named executive officers are required to hold shares of our common stock with a value equal to one and one-half times his annual base salary. Named executive officers are required to achieve the applicable level of ownership within three years of the date the person was initially designated a named executive officer. Shares that count towards satisfaction of the guidelines include: (i) shares owned outright by the officer, and (ii) shares held in trust for the benefit of the officer. Unexercised and/or unvested equity awards do not count towards satisfaction of the guidelines. The value of a share will be measured on January 1 of each year as the average month end closing price for the 12 months preceding the date of calculation. All of the named executive officers currently own a sufficient number of shares of our common stock to satisfy the guidelines.

Policy on Pledging and Hedging Shares of Stock

Our Board has adopted a policy prohibiting our executive officers and directors from pledging or hedging shares of our stock.

Accounting and Tax Treatment of Compensation

We account for our restricted stock and stock options grants in accordance with the requirements of FASB ASC Topic 718 which requires us to estimate and record an expense over the service or vesting period of the award. The Compensation Committee considers these requirements when determining annual grants of equity awards.

Section 162(m) of the Internal Revenue Code limits our income tax deduction for compensation paid to each of the named executive officers to $1 million, subject to several exceptions. Although our Compensation Committee considers the impact of Section 162(m) when developing and implementing our executive compensation program, we believe that it is important to preserve flexibility in designing compensation programs in order to retain and motivate superior executive talent. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Section 409A of the Internal Revenue Code provides, among other things, rules for when compensation may be deferred and when, if deferred, it may be paid. We have reviewed and amended our compensation plans and agreements with the intention that they be compliant with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above “Compensation Discussion and Analysis” with management and, based on such review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the company’s Annual Report on Form 10-K.

Thomas L. Aller, Chairperson

William N. Hahne

Michael B. Walen

EXECUTIVE COMPENSATION

Summary Compensation Information

The following table sets forth information concerning the compensation earned in respect of the 2011, 2012 and 2013 fiscal years by our chief executive officer, our chief financial officer and each of our four other most highly compensated executive officers whose total cash compensation exceeded $100,000. The persons named in the table are sometimes referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Restricted Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)(4)	Total ($)
James J. Volker	2013	775,000	4,600,000	0	4,720,368	2,289	10,097,657
Chairman and	2012	750,000	3,575,000	530,000	3,114,957	2,289	7,972,246
Chief Executive Officer	2011	650,000	2,580,000	850,000	2,626,117	2,289	6,708,406
Michael J. Stevens	2013	415,000	1,850,000	0	2,182,730	20,612	4,468,342
Chief Financial Officer	2012	385,000	1,500,000	160,000	1,456,279	20,112	3,521,391
and Vice President	2011	320,000	980,000	320,000	1,216,207	19,410	2,855,617
James T. Brown	2013	475,000	2,400,000	0	2,190,943	20,612	5,086,555
President and	2012	460,000	1,880,000	280,000	1,499,937	20,112	4,140,049
Chief Operating Officer	2011	430,000	1,350,000	450,000	1,238,540	19,612	3,488,152
Mark R. Williams	2013	345,000	1,450,000	0	2,202,516	20,578	4,018,094
Senior Vice President,	2012	315,000	1,135,000	140,000	1,536,075	19,877	3,145,952
Exploration and Development	2011	280,000	730,000	240,000	1,258,767	19,145	2,527,912
Bruce R. DeBoer	2013	320,000	825,000	0	2,123,590	20,410	3,289,000
Vice President, General
Counsel and Secretary

(1)	Reflects the full grant date fair value of restricted stock and stock option awards, if any, granted in 2011, 2012 and 2013 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 9 to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014. The performance-based restricted stock awards granted in 2011 did not vest and all of the stock represented by such awards were forfeited. See “Grants of Plan-Based Awards” Table and “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards of restricted stock and stock options.
(2)

Reflects the dollar amount we paid under our Production Participation Plan during each of 2011, 2012 and 2013 with respect to proceeds from sales of interests in proved and non-proven reserves as well as our production income from oil and natural gas wells attributable to all plan years in which each named executive officer has an allocated interest under the Production Participation Plan. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards under our Production Participation Plan. For awards made with respect to the 2011 plan year only, Mr. Volker received $195,554 and Messrs. Stevens, Brown and Williams each received $84,519. For awards made with respect to the 2012 plan year only, Mr. Volker received $277,944 and Messrs. Stevens, Brown and Williams each received $118,969. Approximately 15% to 21% of the aggregate 2012 annual payment to the named executive officers was attributable to proceeds from our sale during 2012 of certain interests in properties to Whiting USA Trust II. For awards made with respect to the 2013 plan year only, Mr. Volker received $478,939 and Messrs. Stevens, Brown, Williams and DeBoer each received $204,974. Approximately 40% to 43% of the aggregate 2013 annual payment to the named executive officers was attributable to proceeds from our sale during 2013 of the Postle and NE Hardesty fields and Big

Tex prospect. Also reflects payments in 2011, 2012 and 2013 in the amounts of $16,833, $45,787 and $6,836, respectively, to Mr. Volker pursuant to his Production Participation Plan Credit Service Agreement, which is calculated as if he would have participated in our Production Participation Plan during the time period he was a consultant to us from March 1993 to August 2000. See “Compensation Discussion and Analysis — Elements of Compensation/Why We Chose Each/How Each Relates to Objectives.”
(3)	Reflects long term disability, accidental death and dismemberment and life insurance premiums paid by us for Messrs. Volker, Stevens, Brown and Williams in the amounts of $2,289, $2,910, $3,112, and $2,645, respectively, for 2011 and in the amounts of $2,289, $3,112, $3,112 and $2,877, respectively, for 2012, and for Messrs. Volker, Stevens, Brown, Williams and DeBoer in the amounts of $2,289, $3,112, $3,112, $3,078 and $2,910, respectively, for 2013. These amounts also include matching contributions by us under our 401(k) Employee Savings Plan to each of Messrs. Stevens, Brown and Williams in the amount of $16,500 in 2011 and in the amount of $17,000 in 2012 and to each of Messrs. Stevens, Brown, Williams and DeBoer in the amount of $17,500 in 2013.
(4)	We limit the perquisites that we make available to our executive officers, who are entitled to few benefits that are not otherwise available to all our employees, and no such perquisites are included in this table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed $10,000.

Grants of Plan-Based Awards

The following table sets forth information concerning awards made during 2013 to our named executive officers under our Production Participation Plan and our 2003 Equity Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
James J. Volker	1/8/14	—	1,252,000	—	—	—	—	—
	1/7/13	—	—	—	—	199,914	—	4,600,000
Michael J. Stevens	1/8/14	—	536,000	—	—	—	—	—
	1/7/13	—	—	—	—	80,400	—	1,850,000
James T. Brown	1/8/14	—	536,000	—	—	—	—	—
	1/7/13	—	—	—	—	104,304	—	2,400,000
Mark R. Williams	1/8/14	—	536,000	—	—	—	—	—
	1/7/13	—	—	—	—	63,018	—	1,450,000
Bruce R. DeBoer	1/8/14	—	536,000	—	—	—	—	—
	1/7/13	—	—	—	—	35,856	—	825,000

(1)	These amounts are estimates of the potential long term benefit of the 2013 plan year grant of an award under our Production Participation Plan to each of the named executive officers. We have estimated the production income stream from the proved developed oil and gas reserves attributable to the properties comprising the 2013 award based upon NYMEX forward strip pricing at year end 2013 (adjusted for area price differentials actually received), assuming that the officer remains employed for five years so that the 2013 grant fully vests and completing a present value calculation using a discount rate of 12%. The grant date indicated is January 8, 2014, which is the date our Compensation Committee determined the Production Participation Plan award for plan year 2013, although the amounts presented in this column are based upon reserve estimates as of the end of the plan year on December 31, 2013. These numbers are indicative based on the assumptions used in this calculation. The actual value may increase or decrease over time depending on prices realized and operating expenses incurred as well as on the quantities and rates of production from the underlying oil and gas reserves. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards under our Production Participation Plan.

(2)	These amounts are the number of restricted shares of our common stock granted to each of the named executive officers in 2013 under our 2003 Equity Incentive Plan. No stock options were awarded in 2013 due to the decision by the Compensation Committee to emphasize the performance-based metrics associated with our restricted stock awards to the named executive officers. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards of restricted stock and stock options.
(3)	Reflects the grant date fair value of the 2013 restricted stock award calculated in accordance with FASB ASC Topic 718. No stock options were awarded in 2013. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards of restricted stock and stock options.

Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

Production Participation Plan

Award

Each year, our Compensation Committee allocates to the Production Participation Plan on a discretionary basis (but does not legally convey) an interest in production income from oil and natural gas wells acquired or developed during the year. Once allocated to plan participants, the interests are fixed as to that plan year and each employee is entitled to annual payments and vesting in respect of such fixed interests as described below.

Annual Payment

As to all plan years in which he or she is a participant, each employee is paid annually in cash his or her full allocated interest in production income while employed. The annual payment is made in January of each year for the previous plan year. The payments to each of the named executive officers for the 2013 plan year are shown in the Summary Compensation Table. As the company receives higher or lower production income from the sales of oil and natural gas or higher or lower proceeds from sales of interests in properties assigned to the plan, the amounts paid increase or decrease. Amounts paid to employees relating to such sales also decreases our long-term commitments under the plan.

Vesting

In addition to the annual payments, the Production Participation Plan provides the opportunity for continued post-employment participation because the awarded portion of the Production Participation Plan permanently vests to each employee at the rate of 20% per year as to each plan year. Upon voluntary termination of employment or termination without cause, employees retain their vested interests in the Production Participation Plan accrued as of the time of termination and forfeit their unvested interests. (Employees terminated for cause forfeit all interests in the plan, whether vested or unvested.) For plan years prior to 2004, forfeitures of interests due to termination of employment were re-allocated among other plan participants. For plan years after 2003, forfeitures revert to us. Also, employees fully vest in all plan years at the age of 62 or upon death or disability. Mr. Volker attained the age of 62 during 2008 and is fully vested. Full vesting is accelerated in the event we voluntarily terminate the Production Participation Plan or in the event of a change in control of our company. See “Potential Payments Upon Termination or Change in Control — Production Participation Plan” for a description of the terms of the Production Participation Plan triggered upon a termination of employment, death or disability or a termination of the Production Participation Plan or a change in control of our company and a listing of the dollar impact on each of the named executive officers of each of these events. The total value of a participant’s interest in the Production Participation Plan generally increases as he or she participates in more plan years, but such value is subject to declines caused by the distribution of annual payments and changes in production and reserves as well as oil and gas prices and will also be impacted by the degree of vesting of such participant’s interest in the plan as the result of the termination event as described above.

Restricted Stock

All shares of restricted stock we granted through December 31, 2006 under our 2003 Equity Incentive Plan vested in equal annual increments over three years from the date of grant. The vesting of all shares of restricted stock granted to executive officers of the company since the end of 2006 has been performance-based. The shares of restricted stock granted in 2011, 2012 and 2013 to the named executive officers (and other executive officers) were set to vest one-third on each of the first three anniversaries of the grant date if the performance (whether positive or negative) of the price per share of common stock of the company for the period from December 31, 2010, 2011 and 2012, respectively, to each of the fiscal year ends preceding the first three anniversaries of the grant date, exceeds the performance (whether positive or negative) of the average price per share of common stock of a peer group of companies, for the same period. Performance for this purpose is measured by the percentage change in the value of our common stock per share as compared to the average percentage change of the values per share of the peer companies. If the specified increase threshold or level of stock price performance is met at any of such fiscal year ends, then more than one year can vest in a given year but not to exceed a maximum of one-third of the total shares granted for every year of service that has been completed. To the extent all or a portion of the awards are not earned at the end of the three years, the portion of the awards not earned will be forfeited. One-third of the shares granted in 2012 and 2013 vested in January 2014. None of the shares granted in 2011 vested due to the fact that the performance criteria measured at the end of the first, second and third anniversaries were not satisfied. These unvested shares were forfeited and returned to the plan. Dividends are payable on shares of unvested restricted stock; however, we historically have not paid any cash dividends and do not anticipate paying any cash dividend on our common stock in the foreseeable future. See “Potential Payments Upon Termination or Change in Control — Restricted Stock Agreements” for a description of the terms of the restricted stock triggered upon a change in control of our company.

Stock Options

There were no stock options granted in 2013, due to the decision by the Compensation Committee to emphasize the performance-based metrics associated with our restricted stock awards to the named executive officers. All options to acquire shares of common stock we granted in 2009 through 2012 under our 2003 Equity Incentive Plan vest in equal annual increments over three years from the date of grant. Each of the stock options have a ten year term and the exercise price for the stock options is the fair market value of a share of common stock on the date of grant. See “Potential Payments Upon Termination or Change in Control — Stock Option Agreements” for a description of the terms of the stock options triggered upon a change in control of our company.

Outstanding Equity Awards at 2013 Year-End

The following table sets forth information concerning unexercised stock options that, as of December 31, 2013, were exercisable and unexercisable (unvested) and unvested restricted stock awards, each as held by our named executive officers on December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards; Number of Unearned Shares of Stock That Have Not Vested (#)(2)	Equity Incentive Plan Awards; Market Value of Unearned Shares of Stock That Have Not Vested ($)(3)
James J. Volker	149,720	0	12.755	2/18/2019	341,980	21,158,303
	19,290	0	34.31	1/26/2020
	16,593	8,297	60.285	1/18/2021
	6,117	12,235	51.22	1/18/2022
Michael J. Stevens	49,906	0	12.755	2/18/2019	137,580	8,512,075
	7,716	0	34.31	1/26/2020
	6,246	3,124	60.285	1/18/2021
	1,846	3,694	51.22	1/18/2022
James T. Brown	33,270	0	12.755	2/18/2019	178,852	11,065,573
	2,572	0	34.31	1/26/2020
	8,785	4,393	60.285	1/18/2021
	3,231	6,464	51.22	1/18/2022
Mark R. Williams	2,572	0	34.31	1/26/2020	106,010	6,558,839
	4,685	2,343	60.285	1/18/2021
	1,616	3,232	51.22	1/18/2022
Bruce R. DeBoer	2,572	0	34.31	1/26/2020	56,550	3,498,749
	1,952	976	60.285	1/18/2021

(1)	Reflects unvested stock options held by our named executive officers as of December 31, 2013 that have time-based vesting. These stock options will vest on various dates as follows if the named executive officer has remained in continuous employment through each such date:

Name	1/18/14	1/18/15
James J. Volker	14,414	6,118
Michael J. Stevens	4,971	1,847
James T. Brown	7,625	3,232
Mark R. Williams	3,959	1,616
Bruce R. DeBoer	976	0

(2)	Reflects unvested shares of restricted common stock held by our named executive officers as of December 31, 2013 that have performance-based vesting. These shares will vest on various dates as follows if the performance objectives are satisfied and if the named executive officer has remained in continuous employment through each such date:

Name	1/7/14	1/18/14	1/7/15	1/18/15	1/7/16
James J. Volker	66,638	101,602	66,638	40,464	66,638
Michael J. Stevens	26,800	40,202	26,800	16,978	26,800
James T. Brown	34,768	53,269	34,768	21,279	34,768
Mark R. Williams	21,006	30,145	21,006	12,847	21,006
Bruce R. DeBoer	11,952	13,902	11,952	6,792	11,952

After the December 31, 2013 reporting date of this table, the shares granted in the 2011 plan year that are represented in the table as vesting on January 18, 2014, did not vest due to the fact the performance criteria were not satisfied and these shares were forfeited in the amounts of 61,138 shares for Mr. Volker, 23,224 shares for Mr. Stevens, 31,990 shares for Mr. Brown, 17,298 shares for Mr. Williams and 7,110 shares for Mr. DeBoer.

(3)	Reflects the value of unvested shares of restricted common stock held by our named executive officers as of December 31, 2013 measured by the closing market price of our common stock on December 31, 2013, which was $61.87 per share. This value includes the value of 2011 plan year shares that did not vest and were forfeited (see footnote (2) above).

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises and restricted stock awards vested during 2013 for our named executive officers.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James J. Volker	0	0	60,162	2,894,991
Michael J. Stevens	0	0	25,678	1,235,462
James T. Brown	0	0	24,905	1,200,917
Mark R. Williams	0	0	15,747	758,985
Bruce R. DeBoer	0	0	10,418	501,195

(1)	Reflects the number of shares of restricted common stock held by our named executive officers that vested during 2013 valued at the closing market price of our common stock on the applicable vesting dates.

Potential Payments Upon Termination or Change in Control

The following tables disclose potential payments and benefits under our compensation benefit plans and agreements to which the named executive officers in each situation in the tables below assuming that the termination of employment and/or change in control of our company occurred at December 31, 2013, the last business day of our fiscal year, and that our common stock was valued at the closing market price as of that date of $61.87. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control, and therefore the actual amounts would vary from the estimated amounts in the tables below. In addition, the amount of payments and benefits that named executive officers would actually receive may be materially less than the estimated amounts in the tables below because all such amounts in the tables below are on a pre-tax basis.

Descriptions of the circumstances that would trigger payments or benefits to the named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such plans and agreements, as well as other material assumptions we have made in calculating the estimated compensation, follow these tables.

James J. Volker	Termination of Employment by Death or Disability ($)	Termination of Plan ($)	Change in Control ($)
Production Participation Plan(1)	0	919,543	919,543
Vesting of Restricted Stock	—	—	21,158,303
Vesting of Stock Options	—	—	143,452
Excise Tax Gross-Up	—	—	10,221,678
Legal or Accounting Advisor Fees	—	—	15,000

Pre-Tax Total	0	919,543	32,457,976

(1)	“Termination of Plan” and “Change in Control” reflect the estimated fair market value as of December 31, 2013 of the allocated share in proved undeveloped reserves in the Production Participation Plan as described in more detail below. The estimated fair market value as of December 31, 2013 of all vested interests in the Production Participation Plan that Mr. Volker would receive regardless of his death or disability, termination of the plan or change in control is $5,691,047.

Michael J. Stevens	Termination of Employment by Death or Disability ($)	Termination of Plan ($)	Change in Control ($)
Production Participation Plan(1)	767,326	1,160,867	1,160,867
Vesting of Restricted Stock	—	—	8,512,075
Vesting of Stock Options	—	—	44,293
Excise Tax Gross-Up	—	—	4,192,044
Legal or Accounting Advisor Fees	—	—	15,000

Pre-Tax Total	767,326	1,160,867	13,924,279

(1)	“Termination of Employment by Death or Disability” reflects the estimated fair market value as of December 31, 2013 of accelerated unvested interests in the Production Participation Plan and “Termination of Plan” and “Change in Control” reflect the estimated fair market value as of December 31, 2013 of accelerated unvested interests and the allocated share in proved undeveloped reserves in the Production Participation Plan as described in more detail below. The estimated fair market value as of December 31, 2013 of all vested interests in the Production Participation Plan that Mr. Stevens would receive regardless of his death or disability, termination of the plan or change in control is $1,779,030.

James T. Brown	Termination of Employment by Death or Disability ($)	Termination of Plan ($)	Change in Control ($)
Production Participation Plan(1)	767,326	1,160,867	1,160,867
Vesting of Restricted Stock	—	—	11,065,573
Vesting of Stock Options	—	—	75,799
Excise Tax Gross-Up	—	—	5,866,411
Legal or Accounting Advisor Fees	—	—	15,000

Pre-Tax Total	767,326	1,160,867	18,183,650

(1)

“Termination of Employment by Death or Disability” reflects the estimated fair market value as of December 31, 2013 of accelerated unvested interests in the Production Participation Plan and “Termination of Plan” and “Change in Control” reflect the estimated fair market value as of December 31, 2013 of accelerated unvested interests and the allocated share in proved undeveloped reserves in the Production Participation Plan as described in more detail below. The estimated fair market value as of December 31, 2013 of all vested interests in the Production Participation Plan that Mr. Brown would receive regardless of his death or disability, termination of the plan or change in control is $1,822,780.

Mark R. Williams	Termination of Employment by Death or Disability ($)	Termination of Plan ($)	Change in Control ($)
Production Participation Plan(1)	767,326	1,160,867	1,160,867
Vesting of Restricted Stock	—	—	6,558,839
Vesting of Stock Options	—	—	38,136
Excise Tax Gross-Up	—	—	3,327,594
Legal or Accounting Advisor Fees	—	—	15,000

Pre-Tax Total	767,326	1,160,867	11,100,436

(1)	“Termination of Employment by Death or Disability” reflects the estimated fair market value as of December 31, 2013 of accelerated unvested interests in the Production Participation Plan and “Termination of Plan” and “Change in Control” reflect the estimated fair market value as of December 31, 2013 of accelerated unvested interests and the allocated share in proved undeveloped reserves in the Production Participation Plan as described in more detail below. The estimated fair market value as of December 31, 2013 of all vested interests in the Production Participation Plan that Mr. Williams would receive regardless of his death or disability, termination of the plan or change in control is $1,870,553.

Bruce R. DeBoer	Termination of Employment by Death or Disability ($)	Termination of Plan ($)	Change in Control ($)
Production Participation Plan(1)	767,326	1,160,867	1,160,867
Vesting of Restricted Stock	—	—	3,498,749
Vesting of Stock Options	—	—	1,547
Excise Tax Gross-Up	—	—	0
Legal or Accounting Advisor Fees	—	—	15,000

Pre-Tax Total	767,326	1,160,867	4,676,163

(1)	“Termination of Employment by Death or Disability” reflects the estimated fair market value as of December 31, 2013 of accelerated unvested interests in the Production Participation Plan and “Termination of Plan” and “Change in Control” reflect the estimated fair market value as of December 31, 2013 of accelerated unvested interests and the allocated share in proved undeveloped reserves in the Production Participation Plan as described in more detail below. The estimated fair market value as of December 31, 2013 of all vested interests in the Production Participation Plan that Mr. DeBoer would receive regardless of his death or disability, termination of the plan or change in control is $1,572,816.

Production Participation Plan

The Production Participation Plan provides that if a participant with less than one full year of employment with us terminates employment with us for any reason, then all rights of such employee under the Production Participation Plan will terminate. For a participant who has one or more full years of employment with us at the date of termination with us, the participant will be able to continue to participate in distributions with respect to interests that have vested. In addition, a participant will become fully vested in all interests upon reaching age 62. As of December 31, 2013, Mr. Volker was the only named executive officer who reached age 62. The amounts in the footnotes to the tables above reflect the estimated fair market value of all vested interests for each of the named executive officers as of December 31, 2013.

If a participant dies or becomes disabled during employment prior to becoming fully vested, the Production Participation Plan provides that such participant will become fully vested for purposes of future distributions. If a participant’s employment with us is terminated for cause, as determined by us, the participant will forfeit all rights to further distributions regardless of prior vesting. The amounts in the tables above under “Termination of Employment by Death or Disability” reflect the estimated fair market value of all vested interests and accelerated unvested interests as of the assumed date of death or disability.

The Production Participation Plan provides that upon a voluntary termination of it by us or a change in control of our company, the interests of all participants who are employees at such time will become 100% vested as to all plan years and partial plan years. In addition, all remaining oil and gas properties in the Production Participation Plan that are categorized as proved undeveloped reserves previously contributed to the Production Participation Plan but not allocated to a particular plan year will be allocated to the partial plan year established as a result of such voluntary termination or change in control. “Change in control” is defined in the Production Participation Plan to mean:

•

any person, with certain exceptions, is or becomes the beneficial owner of our securities representing 20% or more of our outstanding shares of common stock or combined voting power of our outstanding voting securities;

•

individuals who were directors as of February 23, 2006 and any new director whose appointment or election was approved or recommended by a vote of at least two-thirds of the directors then in office who were either directors on February 23, 2006 or whose appointment or election was previously so approved or recommended cease to constitute a majority of our directors;

•	our stockholders approve a merger, consolidation or share exchange involving us, except for certain transactions that do not result in another person acquiring control of us; or

•

our stockholders approve a plan of complete liquidation or dissolution of us or an agreement for the sale of substantially all of our assets, other than a sale of substantially all of our assets to an entity at least 75% of combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership immediately prior to such sale.

Upon a voluntary termination of the Production Participation Plan by us or a change in control of our company, we will distribute the fair market value (determined in accordance with the Production Participation Plan) of all 100% vested interests plus the allocated share in proved undeveloped reserves as of the date the plan is terminated or change in control occurs to participants in one lump sum twelve months after such a termination or within one month after such a change in control.

In accordance with the terms of the Production Participation Plan, upon termination of the plan or a change in control of our company, the fair market value of vested interests is to be distributed and upon termination of employment by resignation, death or disability, there is no such distribution. For illustrative purposes, we are providing an estimated value for each of these termination and change in control events in the tables above as if there were a distribution in every event. The determination of fair market value is to be made by us, using valuation reports, discount rates, and other factors then being used by us for the purchase of oil and gas properties from third parties. For purposes of the tables above, we have made the following assumptions: NYMEX forward strip pricing at year end 2013 (adjusted for area price differentials actually received), and present value of payment stream discounted at 15%. Assumptions used in the calculation of these amounts are included in note 8 to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014. For termination of plan or change in control, proved undeveloped reserves are risked at 60% and proved developed non-producing and behind pipe reserves are risked at 75%, 2.1% of which is deemed to be contributed to the plan (determined as the average of the three previous annual allocations to the plan by our Compensation Committee which is the minimum requirement of the Production Participation Plan). These estimates will likely vary based upon timing of applicable events, reserve declines, levels of production, prices realized or used in the calculations, costs incurred to achieve production and other changes in our assumptions.

The amounts in the tables above under “Termination of Plan” and “Change in Control” reflect the estimated fair market value of all accelerated unvested interests plus the allocated share in proved undeveloped reserves as of the assumed date the plan is terminated or change in control occurs. For purposes of this table, we have assumed that our Compensation Committee would allocate the share in proved undeveloped reserves 4.79% to Mr. Volker and 2.05% to each of the other named executive officers, consistent with the allocation that the Compensation Committee set for the 2013 Production Participation Plan award. For Mr. Volker, this amount also includes $33,576 payable pursuant to his Production Participation Plan Credit Service Agreement. See “Compensation Discussion and Analysis — Elements of Compensation/Why We Chose Each/How Each Relates to Objectives.”

Restricted Stock Agreements

When we make grants of restricted stock to our executive officers, including the named executive officers, we enter into restricted stock agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer or a change in control of our company. If an executive officer ceases to be employed by us for any reason, including death, then the shares of restricted stock that have not yet become fully vested will automatically be forfeited. Effective upon a change in control of our company, the shares of restricted stock will fully vest and the restrictions imposed on the restricted stock will immediately lapse. “Change in control” is defined in the restricted stock agreements to mean:

•	any person, with certain exceptions, is or becomes the beneficial owner of our securities representing at least 51% of the combined voting power of our outstanding voting securities;

•

one-third or more of the members of our Board who were directors on the grant date for the restricted stock, and any successor of those directors who is recommended by a majority of such directors, are not continuing directors;

•

our stockholders approve any consolidation or merger in which we would not be the surviving corporation or pursuant to which our common stock would be converted into cash, with certain exceptions, or any sale of substantially all of our assets; or

•	our stockholders approve any proposal for our liquidation or dissolution.

The amounts in the tables above include the value attributable to unvested restricted stock held by our named executive officers valued at the closing price of our common stock on December 31, 2013. Subsequent to December 31, 2013, the shares granted in the 2011 plan year did not vest, were forfeited and would not be included in any change in control event (see footnotes (2) and (3) to the table captioned “Outstanding Equity Awards at 2013 Year-End”).

Stock Option Agreements

When we make grants of options to acquire our common stock to our executive officers, including the named executive officers, we enter into stock option agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer or a change in control of our company. If an executive officer ceases to be employed by us for any reason, including death, then the stock options that have not yet become fully vested will automatically be forfeited. Effective upon a change in control of our company, the stock options will fully vest and the restrictions imposed on the stock options will immediately lapse. “Change in control” is defined in the stock option agreements the same as in the restricted stock agreements.

The amounts in the tables above include the value attributable to unvested stock options held by our named executive officers valued at the amount by which the closing price of our common stock on December 31, 2013 exceeds the exercise price of the unvested options.

Excise Tax Agreements

We have entered into excise tax agreements with each of our executive officers, including the named executive officers. The excise tax agreements provide that if a change in control of our company occurs and any payments to the executive under any agreement with, or plan of, our company are “excess parachute payments” for purposes of the Internal Revenue Code, then we will pay the executive the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment. However, the agreements provide that if the executive would not be subject to such excise tax if the total payments to the executive were reduced by an amount that is not in excess of $50,000, then the amounts payable to the executive under the Production Participation Plan shall be reduced so that the total payments do not exceed the maximum amount that could be paid to the executive without giving rise to such excise tax. In addition, the agreements provide that we will bear up to $15,000 of reasonable fees and costs of consultants and legal or accounting advisors engaged by the executive to advise the executive as to matters relating to the computation of any excise tax payment. “Change in control” is defined in the excise tax agreements to mean:

•

any person, with certain exceptions, is or becomes the beneficial owner of our securities representing 20% or more of our outstanding shares of common stock or combined voting power of our outstanding voting securities;

•

individuals who were directors as of the date of such agreement and any new director whose appointment or election was approved or recommended by a vote of at least two-thirds of the directors then in office who were either directors on the date of such agreement or whose appointment or election was previously so approved or recommended cease to constitute a majority of our directors;

•	our stockholders approve a merger, consolidation or share exchange involving us, except for certain transactions that do not result in another person acquiring control of us; or

•

our stockholders approve a plan of complete liquidation or dissolution of us or an agreement for the sale of substantially all of our assets, other than a sale of substantially all of our assets to an entity at least 75% of combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership immediately prior to such sale.

The amounts in tables above include the estimated values of excise tax payments under the excise tax agreements. The calculations of the potential excise tax payment assume that, upon a change in control of our company, interests in the Production Participation Plan will vest and be valued be as set forth above under “— Production Participation Plan”, shares of restricted stock will vest and be valued as set forth above under “— Restricted Stock Agreements” and stock options will vest and be valued as set forth above under “— Stock Option Agreements.” In determining the amount of any excise tax amount included in the table above, we made the following material assumptions: an excise tax rate of 20% under the Internal Revenue Code, a combined federal and state individual tax rate of 45.94% and that performance-based unvested restricted stock granted in 2011, 2012 and 2013 and stock options granted in 2009 through 2012 are considered to be vested in contemplation of a change in control for purposes of these calculations.

The values determined by these calculations will vary based upon the timing of the calculation and reflect changes in oil and gas prices and stock values. These values reflect higher oil and gas prices and stock values as well as the fact that a growing portion of total compensation for our named executive officers is in restricted stock and stock option awards which vest, if at all, over time and which affect the gross-up calculation.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Executive compensation is an important matter to us, our Board, our Compensation Committee and our stockholders. As required by Section 14A of the Securities Exchange Act of 1934, at last year’s annual meeting of stockholders we held a non-binding, advisory stockholder vote on a resolution approving the compensation of our named executive officers as disclosed under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in the proxy statement. Consistent with the recommendation of the Board, our stockholders approved the resolution, with approximately 92% of votes cast in favor.

At the 2011 meeting, we also held a non-binding, advisory stockholder vote on the frequency of future advisory stockholders votes on the compensation of our named executive officers. In keeping with the recommendation of the Board, our stockholders expressed a preference that advisory stockholder votes on the compensation of our named executive officers be held on an annual basis and, as previously disclosed, the Board determined to hold an advisory vote on the compensation of the named executive officers every year until the next required advisory vote on the frequency of future advisory votes. Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders again to vote, on a non-binding, advisory basis, on a resolution approving the compensation of our named executive officers as disclosed under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in this proxy statement.

As we describe in detail under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in this proxy statement, we have designed our executive compensation programs to advance the core principles of supporting our business strategy of achieving meaningful growth in free cash flow, production of oil and natural gas and proved reserves of oil and natural gas and increasing long-term value appreciation in our common stock. We utilize our executive compensation programs to attract and retain highly qualified and experienced employees, motivate them to achieve and advance and reward them for outstanding performance based on the six performance factors set forth in “Compensation Discussion and Analysis” above.

The Compensation Committee has overseen the development and implementation of our executive compensation programs in line with these core compensation principles. The Compensation Committee also continuously reviews, evaluates and updates our executive compensation programs to seek to provide rewards for individual performance compared to goals established by our chief executive officer in the annual performance appraisal for each named executive officer other than the chief executive officer and performance evaluations conducted by the Compensation Committee in the case of the chief executive officer and corporate results and encourage an ownership mentality among our executives and other key employees. With these core compensation principles in mind, in December 2013 and January 2014, the Compensation Committee took the following compensation actions:

•	Making awards under the Production Participation Plan that are directly tied to our production income from oil and natural gas wells.

•	Linking vesting of restricted stock awards to the performance of our common stock price compared to the performance of the average of common stock price of our peer group of companies.

•

Designing our compensation programs so that approximately 85-90% of the total 2013 compensation disclosed under “Executive Compensation — Summary Compensation Table” for the named executive officers consisted of long-term incentive compensation in the form of performance-based restricted stock awards (the value of each of which varies based on our common stock’s performance) and Production Participation Plan awards.

•

Limiting the perquisites that we make available to our named executive officers, who are entitled to few benefits that are not otherwise available to our employees, and the aggregate amount of such perquisites for each named executive officer in each year reflected under “Executive Compensation — Summary Compensation Table” has not exceeded $10,000.

•	Requiring named executive officers to maintain certain stock ownership levels through the establishment of stock ownership guidelines.

The Compensation Committee’s compensation actions described above demonstrate our continued commitment to align executive compensation with stockholders’ interests while providing competitive compensation to attract, motivate and retain our named executive officers and other key talent. We will continue to review and adjust our executive compensation programs with these goals in mind to continually seek the long-term success of our company and generate increased long-term value to our stockholders.

The Board requests the support of our stockholders for the compensation of our named executive officers as disclosed in this proxy statement. This advisory vote on the compensation of our named executive officers gives our stockholders the opportunity to make their opinions known about our executive compensation programs. As we seek to align our executive compensation programs with the interests of our stockholders while continuing to retain key talented executives that drive our company’s success, we ask that our stockholders approve the compensation of our named executive officers as disclosed in this proxy statement. Accordingly, for the reasons we discuss above, the Board recommends that stockholders vote in favor of the following resolution:

“ RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in the proxy statement.”

This vote on the compensation of our named executive officers is advisory and not binding on us, the Board or the Compensation Committee. The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting (assuming a quorum is present) is required for stockholders to approve the advisory vote on the compensation of our named executive officers as disclosed in this proxy statement. Consequently, broker non-votes will have no effect on approval of the resolution, but abstentions will act as a vote against approval of the resolution. Shares of our common stock represented by executed but unmarked proxies will be voted in favor of the approval of the compensation of our named executive officers as disclosed in this proxy statement; provided that, if you hold shares of our common stock through a broker-dealer, bank nominee, custodian or other securities intermediary, the intermediary will not vote those shares for approval of the compensation of our named executive officers unless you give the intermediary specific voting instructions on a timely basis directing the intermediary to vote in such manner. Although the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Compensation Committee and the Board will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

The Board recommends a vote FOR the compensation of our named executive officers as disclosed under “Compensation Discussion and Analysis” and the accompanying compensation tables under “Executive Compensation” contained in this proxy statement.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has served as our independent auditors since 2003 and the Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2013. The Board recommends to the stockholders the ratification of the selection of Deloitte & Touche LLP, independent registered public accounting firm, to audit our financial statements for 2013. Shares of our common stock represented by executed but unmarked proxies will be voted in favor of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

Stockholder ratification of the appointment of our independent registered public accounting firm is not required. We are doing so because we believe it is a sound corporate governance practice. If our stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will, in its discretion, consider whether or not to retain Deloitte & Touche LLP or to select another independent registered public accounting firm for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting (assuming a quorum is present) is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2014. Consequently, broker non-votes will have no effect on the ratification of the resolution, but abstentions will act as a vote against ratification of the resolution.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

The following table presents fees for audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for the years ended December 31, 2013 and 2012 and fees for other permitted services rendered by Deloitte & Touche LLP during those periods:

	2013	2012
Audit Fees	$1,031,350	$957,775
Audit-Related Fees(1)	266,115	73,500
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,297,465	$1,031,275

(1)	For 2013 and 2012, fees related to the audit of our 401(k) Plan and audits of certain oil and gas properties in connection with their sale.

The Audit Committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may delegate authority to one or more of its members when appropriate to grant such pre-approvals, provided that decisions of such member or members to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In addition, the Audit Committee pre-approves particular services, subject to certain monetary limits, after the Audit Committee is presented with a schedule describing the services to be approved. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

AUDIT COMMITTEE REPORT

The Audit Committee provides the following report:

•

We discussed with the independent auditors their independence and the matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board. The independent auditors provided us with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee.

•

Prior to their publication, we reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2013, the related audit report, the related certifications of the Company’s chief executive officer and chief financial officer, and the applicable management’s discussion and analysis. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the fairness of the presentation of audited financial statements in conformity with accounting principles generally accepted in the United States.

•

We recommended to the Board, based on the reviews and discussions described above, that the material reviewed above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Philip E. Doty, Chairperson

Thomas L. Aller

Michael B. Walen

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports concerning their ownership of our equity securities with the Securities and Exchange Commission and us. Based solely upon information provided to us by individual directors and executive officers, we believe that, during the fiscal year ended December 31, 2013, all of our directors and executive officers timely complied with the Section 16(a) filing requirements, except that one report on Form 4 regarding a gift transaction was filed two days late by one of our directors, Mr. Artus.

MISCELLANEOUS

Stockholder Proposals

Proposals which stockholders intend to present at and have included in our proxy statement for the 2015 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8” ) must be received at our offices by the close of business on November 24, 2014. In addition, a stockholder who otherwise intends to present business at the 2015 annual meeting (including, nominating persons for election as directors) must comply with the requirements set forth in our By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice thereof, complying with the By-Laws, to our Corporate Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary date of the 2014 annual meeting of stockholders (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the By-Laws, if we do not receive notice of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals stockholders intend to present at the 2015 annual meeting but do not intend to include in our proxy statement for such meeting) during the time period between January 6, 2015 and February 5, 2015, then the notice will be considered untimely and we will not be required to present such proposal at the 2014 annual meeting. If the Board chooses to present such proposal at the 2015 annual meeting, then the persons named in proxies solicited by the Board for the 2015 annual meeting may exercise discretionary voting power with respect to such proposal.

Other Matters

The cost of soliciting proxies will be borne by us. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain of our officers and regular employees. We will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold our common stock.

Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and proxy statement and/or the Notice of Internet Availability of Proxy Materials. Upon request, we will promptly deliver a separate copy of the annual report to stockholders, proxy statement and/or the Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy of each document was delivered. For future deliveries of annual reports to stockholders, proxy statements and/or the Notice of Internet Availability of Proxy Materials, stockholders may also request us to deliver multiple copies at a shared address to which a single copy of each document was delivered. Stockholders sharing an address who are currently receiving multiple copies of the annual report to stockholders, proxy statement and/or the Notice of Internet Availability of Proxy Materials may also request delivery of a single copy upon request. Stockholders may notify us of their requests orally or in writing by contacting Corporate Secretary, Whiting Petroleum Corporation, at 303-837-1661 or 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300.

By Order of the Board of Directors

WHITING PETROLEUM CORPORATION

Bruce R. DeBoer

Corporate Secretary

March 24, 2014

IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 6th, 2014. Vote by Internet Go to www.envisionreports.com/WLL Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X Annual Meeting Proxy Card qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, and FOR Proposals 2, and 3. 1. Election of Directors: For Withhold For Withhold + 01 - D. Sherwin Artus* 02 - Philip E. Doty* * for terms expiring at the 2017 Annual Meeting and until their successors are duly elected and qualified. For Against Abstain For Against Abstain 2. Approval of Advisory Resolution on Compensation of Named 3. Ratification of Appointment of Deloitte & Touche LLP as the Executive Officers. Independent Registered Public Accounting Firm for 2014. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. B Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 22C V + 01SWAB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Whiting Petroleum Corporation 2014 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints James J. Volker and Bruce R. DeBoer, and each of them, as proxies, with full power of substitution (to act jointly or if only one acts then by that one), for the undersigned at the Annual Meeting of Stockholders of Whiting Petroleum Corporation to be held on Tuesday, May 6, 2014, at 10:00 A.M., local time, in the Grand Hyatt Denver Capitol Peak Ballroom, located on the 38th Floor at 555 17th Street, Denver, Colorado 80202, or any adjournments or postponements thereof, to vote thereat as designated on the reverse side of this card all of the shares of Common Stock of Whiting Petroleum Corporation held of record by the undersigned on March 11, 2014 as fully and with the same effect as the undersigned might or could do if personally present at said Annual Meeting or any adjournments or postponements thereof, hereby revoking any other proxy heretofore executed by the undersigned for such Annual Meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the director nominees listed, FOR the approval of the advisory resolution on compensation of named executive officers, and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.